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                           AMTEC/TERREMARK MERGER




AmTec believes that the merger with Terremark, combined with the sale of AmTec common stock to Vistagreen, an entity controlled by the Francis Lee Family, will provide the funding it needs to operate its businesses. This will enable AmTec to more rapidly develop its business plan and take advantage of other business opportunities. In addition, AmTec believes that the stronger combined balance sheet will enable it to accelerate its expansion plans and to raise additional capital. AmTec also believes that the Terremark relationships in South America and the Lee Family relationships in South East Asia will be useful in developing future telecommunications alliances in those markets.

If you have any additional questions, please contact:

      Ms. Karin-Joyce Tjon, Executive  Vice-President,
      AmTec, Inc (212) 319-9160,  or

      Mr.  Kevin  McGrath,  Investor  Relations,
      Cameron Associates (212) 245-4577.